As filed with the Securities and Exchange Commission on February 18, 2014

Registration No. 333-153382

Registration No. 333-165802

Registration No. 333-52382

Registration No. 333-42646

Registration No. 333-93739

Registration No. 333-03193

Registration No. 333-50392

Registration No. 333-50390

Registration No. 333-70427

Registration No. 333-70397

Registration No. 033-32123

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-153382
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-165802

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-52382
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-42646

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-93739

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-03193

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-50392
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-50390

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-70427
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-70397

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 033-32123

UNDER THE SECURITIES ACT OF 1933

ANAREN, INC.

(Exact Name of Registrant as Specified in its Charter)

New York	16−0928561

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6635 Kirkville Road

East Syracuse, New York 13057

(315) 432−8909

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Anaren, Inc. 2004 Comprehensive Long−Term Incentive Plan

Anaren Microwave, Inc. 2001 Restricted Stock Grants

Anaren Microwave, Inc. Restricted Stock Award Program

Restricted Stock Grant Agreement for Gerald A. Holmes

Anaren Microwave, Inc. Incentive Stock Option Plan

(Full titles of the Plans)

______________

Lawrence A. Sala

President and Chief Executive Officer

6635 Kirkville Road

East Syracuse, New York 13057

(315) 432−8909

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Kenneth M. Wolff, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

(212) 735-3000

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements (collectively, the "Registration Statements") of Anaren, Inc. (the "Company") on Form S-8, in each case as amended by any post-effective amendments thereto:

•	Registration Statement No. 333-153382, registering 600,000 shares of the Company's common stock, par value $0.01 ("Company Common Stock"), under the Anaren, Inc. 2004 Comprehensive Long−Term Incentive Plan; and
•	Registration Statement No. 333-165802, registering 900,000 shares of Company Common Stock under the Anaren, Inc. 2004 Comprehensive Long−Term Incentive Plan.
•	Registration Statement No. 333-52382, registering 24,000 shares of the Company Common Stock under the Anaren Microwave, Inc. 2001 Restricted Stock Grants;
•	Registration Statement No. 333-42646, registering 3,488 shares of Company Common Stock under the Restricted Stock Grant Agreement for Gerald A. Holmes;
•	Registration Statement No. 333-93739, registering 25,000 shares of the Company Common Stock under the Anaren Microwave, Inc. Restricted Stock Award Program;
•	Registration Statement No. 333-03193, registering 400,000 shares of Company Common Stock under the Anaren Microwave, Inc. Incentive Stock Option Plan;
•	Registration Statement No. 333-50392, registering 500,000 shares of the Company Common Stock under the Anaren, Inc. 2004 Comprehensive Long−Term Incentive Plan;
•	Registration Statement No. 333-70427, registering 500,000 shares of Company Common Stock under the Anaren, Inc. 2004 Comprehensive Long−Term Incentive Plan;
•	Registration Statement No. 333-50390, registering 1,025,100 shares of the Company Common Stock under the Anaren, Inc. 2004 Comprehensive Long−Term Incentive Plan;
•	Registration Statement No. 033-32123, registering the offer and sale of shares of Company Common Stock under the Anaren, Inc. 2004 Comprehensive Long−Term Incentive Plan; and
•	Registration Statement No. 333-70397, registering 150,000 shares of the Company Common Stock, under the Anaren, Inc. 2004 Comprehensive Long−Term Incentive Plan.

The Company previously registered the offer and sale of shares of Company Common Stock pursuant to registration statements on Form S-8 on September 9, 2008 (Registration Statement No. 333-153382) and March 30, 2010 (Registration Statement No. 333-165802) and filed a post-effective amendment on November 8, 2004 (Registration No. 333-50392) to amend, restate and consolidate prior registration statements on Form S-8 registering shares of Company Common Stock under certain incentive plans (Registration Statement Nos. 333-50390, 333-70427, 333-50392, 033-32123 and 333-70397). In addition, the Company had previously registered the offer and sale of shares of Company Common Stock pursuant to registration statements on Form S-8 on May 3, 1996 (Registration Statement No. 333-03193), December 29, 1999 (Registration Statement No. 333-93739), July 31, 2000 (Registration Statement No. 333-42646) and December 21, 2000 (Registration Statement No. 333-52382).

On February 18, 2014, the Company completed its merger with ANVC Merger Corp. ("Merger Sub"), a New York corporation and wholly owned subsidiary of Anaren Holding Corp, (formerly known as ANVC Holding Corp.). ("Parent"), a Delaware corporation, whereby Merger Sub merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of November 4, 2013, as amended on November 26, 2013 by Amendment No. 1 to Agreement and Plan of Merger, among the Company, Parent and Merger Sub (the "Merger Agreement"). The consummation of the Merger and certain related events were disclosed in the Company's Current Report on Form 8−K, as filed with the Securities and Exchange Commission (the "SEC") on February 18, 2014.

Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each outstanding share of Company Common Stock (other than shares of Company Common Stock held by the Company or its subsidiaries, Parent, Merger Sub and any other wholly owned subsidiary of Parent immediately prior to the effective time) was converted into the right to receive $28.00 in cash, without interest and less any applicable withholding taxes. At the effective time of the Merger, holders of Company Common Stock immediately prior to the effective time of the Merger ceased to have any rights as stockholders in the Company (other than their right to receive the merger consideration).

At the effective time of the merger, each outstanding option to purchase shares of Company’s Common Stock granted under the Company's equity compensation plans was automatically deemed exercised on a net share basis (to cover both the exercise price and any withholding taxes associated with the deemed exercise) and shares of Company’s Common Stock resulting from the net exercise were deemed issued. Immediately after such deemed issuance, such shares of Company’s Common Stock were automatically cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes. At the effective time of the merger, each outstanding restricted stock award granted under the Company's equity compensation plans  automatically 100% vested and cancelled in exchange for a per share payment equal to $28.00 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and (in accordance with the undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering) removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the Effective Time.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company's Current Report on Form 8−K filed with the SEC on November 4, 2013, as amended by Exhibit 2.1 to the Company's Current Report on Form 8−K filed with the SEC on November 27, 2013.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Syracuse, State of New York, on February 18, 2014.

ANAREN, INC.

By:	/s/ Lawrence A. Sala
Lawrence A. Sala President and Chief Executive Officer